Filed Pursuant to Rule 424(b)(7)
Registration No. 333-221057

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement filed with the Securities and Exchange Commission related to the securities has been declared effective. This preliminary prospectus supplement is not an offer to sell these securities and we and the selling stockholders are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 25, 2017

PRELIMINARY PROSPECTUS SUPPLEMENT

3,500,000 Shares

Class A Common Stock

The selling stockholders named in this prospectus supplement are offering 3,500,000 shares of Class A common stock, $0.001 par value per share. We will not receive any proceeds from the sale of the shares of Class A common stock by the selling stockholders in this offering.

We have two classes of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion rights. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share and is convertible into one share of Class A common stock. Outstanding shares of Class B common stock will represent approximately 93.84% of the voting power of our outstanding capital stock immediately following the completion of this offering.

Our Class A common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “HLI”. The last reported sale price of our Class A common stock on the NYSE on October 24, 2017 was $41.92 per share.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and are subject to reduced public company reporting requirements.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page S-7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts(1)	$	$
Proceeds to the selling stockholders (before expenses)	$	$

(1)	See “Underwriting” for a description of the compensation payable to the underwriters.

The underwriters expect to deliver the shares of Class A common stock to purchasers on or about                  , 2017.

Morgan Stanley

The date of this prospectus supplement is                 , 2017.

Prospectus Supplement

Prospectus

You should rely only on the information contained in this prospectus supplement along with the accompanying prospectus, as well as the information incorporated by reference herein and therein, or in any free writing prospectus we may authorize to be delivered or made available to you. These documents contain important information that you should consider before making your investment decision. This prospectus supplement and the accompanying prospectus contain the terms of this offering of Class A common stock. This prospectus supplement may add, update or change information contained in or incorporated by reference in the accompanying prospectus. If the information in this prospectus supplement is inconsistent with any information contained in or incorporated by reference in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the inconsistent information contained in or incorporated by reference in the accompanying prospectus.

We, the selling stockholders and the underwriters have not authorized anyone to provide you with different information. This prospectus supplement and the accompanying prospectus constitute an offer to sell shares of our Class A common stock only in jurisdictions where such an offer and sale are permitted. The information in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of shares of our Class A common stock.

For investors outside the United States: We, the selling stockholders and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus supplement along with the accompanying prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and the distribution of this prospectus supplement outside the United States. See the section entitled “Underwriting.”

S-i

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information appearing elsewhere in this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before making your investment decision. Before investing in our Class A common stock, you should carefully read this entire prospectus supplement, the accompanying prospectus, as well as the information incorporated by reference herein and therein, including the financial data and related notes and the section entitled “Risk Factors.” Some of the statements in this prospectus supplement constitute forward-looking statements. Unless the context otherwise requires, the terms the “Company,” “Houlihan Lokey, Inc.” “Houlihan Lokey,” “HL,” “we,” “us” and “our” refer to Houlihan Lokey, Inc., a Delaware corporation, and, unless otherwise stated, all of its subsidiaries. We use the term “ORIX USA” to refer to ORIX USA Corporation, a Delaware corporation and a wholly owned subsidiary of ORIX Corporation, a Japanese corporation. References to ORIX USA as a holder of our shares mean ORIX USA acting through its indirect wholly owned subsidiary, ORIX HLHZ Holding LLC, a Delaware limited liability company. We use the term “HL Holders” to refer to employees and members of our management that hold our Class B common stock through the Houlihan Lokey Voting Trust (the “HL Voting Trust”).

Overview

Established in 1972, Houlihan Lokey, Inc., is a leading global independent investment bank with expertise in mergers and acquisitions (“M&A”), financings, financial restructurings and financial advisory services. Through our offices in the United States, Europe, Asia and Australia, we serve a diverse set of clients worldwide including corporations, financial sponsors and government agencies. We provide our financial professionals with an integrated platform that enables them to deliver meaningful and differentiated advice to our clients. We advise our clients on critical strategic and financial decisions, employing a rigorous analytical approach coupled with deep product and industry expertise. We market our services through our product areas, our industry groups and our Financial Sponsors group, serving our clients in three primary business practices: Corporate Finance (encompassing M&A and capital markets advisory), Financial Restructuring (both out-of-court and in formal bankruptcy or insolvency proceedings) and Financial Advisory Services (including financial opinions, and a variety of valuation, financial and strategic consulting services).

Houlihan Lokey, Inc. was incorporated in Delaware on July 24, 2015. Our principal executive offices are located at 10250 Constellation Blvd., 5th Floor, Los Angeles CA 90067 and our phone number is (310) 788-5200.

Recent Developments

Second Quarter Fiscal 2018 Preliminary Financial Results

On October 24, 2017, we announced the following preliminary financial results for the three and six months ended September 30, 2017:

	Three Months Ended September 30,		Six Months Ended September 30,
	2017	2016	2017	2016
Fee revenue	$242,183	$186,537	$459,674	$367,311
Operating expenses:
Employee compensation and benefits	161,295	124,902	306,804	246,706
Non-compensation expenses	27,562	26,658	52,671	52,767

Total operating expenses	188,857	151,560	359,475	299,473
Operating income	53,326	34,977	100,199	67,838
Other (income) expense, net	(200)	749	(1,706)	1,657

Income before provision for income taxes	53,526	34,228	101,905	66,181
Provision for income taxes	20,169	13,352	29,304	25,894

Net income attributable to Houlihan Lokey, Inc.	$33,357	$20,876	$72,601	$40,287

Diluted net income per share of common stock	$0.50	$0.31	$1.09	$0.61

September 30, 2017
Consolidated balance sheet data:
Cash and cash equivalents	$245,356
Total assets	1,168,681
Total liabilities	378,516
Total stockholders’ equity	785,698

The preliminary financial results presented above are subject to the completion of our financial closing procedures and related review. Those procedures have not been completed. Accordingly, these results may change and those changes may be material. The preliminary financial results included in this prospectus supplement have been prepared by, and are the responsibility of, our management. KPMG LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial results. Accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto.

Accelerated Vesting of Restricted Stock Awards

On October 19, 2017, our board of directors approved the acceleration of the vesting of restricted stock awards covering approximately 1.7 million shares of our Class B common stock granted under our 2006 Incentive Compensation Plan and 2016 Incentive Award Plan. The vesting of such awards will be accelerated such that the portion of each such award that originally was scheduled to vest on April 30, 2018, May 15, 2018 or May 31, 2018 instead shall vest on the closing date of this offering. In connection with such accelerated vesting, our board of directors also approved the net settlement of such awards to satisfy tax withholding obligations. Certain of the shares of Class A common stock to be sold by the selling stockholders in this offering will be shares granted pursuant to the awards for which the vesting is being accelerated, as described above.

Amendment to the Amended and Restated Houlihan Lokey, Inc. 2016 Incentive Award Plan

On October 19, 2017, our board of directors approved an amendment (the “Amendment”) to the Amended and Restated Houlihan Lokey, Inc. 2016 Incentive Award Plan (the “Plan”) reducing the number of shares of common stock available for issuance under the Plan by approximately 12.2 million shares. Under the Amendment, the aggregate number of shares of common stock that are available for issuance under awards granted pursuant to the Plan is equal to the sum of (i) 8,000,000 and (ii) any shares of our Class B common stock that are subject to awards under our Amended and Restated 2006 Incentive Compensation Plan that terminate, expire or lapse for any reason after October 19, 2017.

The number of shares available for issuance will be increased annually beginning on April 1, 2018 and ending on April 1, 2025, by an amount equal to the lowest of:

•	6,540,659 shares of our Class A common stock and Class B common stock;

•	six percent of the shares of Class A common stock and Class B common stock outstanding on the final day of the immediately preceding fiscal year; and

•	such smaller number of shares as determined by our board of directors.

Common Stock Dividend

On October 19, 2017, our board of directors declared a regular quarterly cash dividend of $0.20 per share of Class A and Class B common stock. The dividend will be paid on December 15, 2017 to stockholders of record as of the close of business on December 4, 2017.

Common Stock Repurchases

During the quarter ended September 30, 2017, we repurchased 261,991 shares of our Class A common stock in open market purchases at an average price of $35.75 per share, for a total cost of $9.4 million, pursuant to our previously announced $50.0 million Class A common stock share repurchase program. As of September 30, 2017, approximately $34.87 million of Class A common stock remained available for repurchase under such program.

The Offering

Class A common stock offered by the selling stockholders	3,500,000 shares.

Class A common stock to be outstanding immediately after this offering	26,420,320 shares.

Class B common stock to be outstanding immediately after this offering	40,249,016 shares.

Total Class A common stock and Class B common stock to be outstanding after this offering	66,669,336 shares.

Use of Proceeds	We will not receive any of the proceeds from the sale of the shares of our Class A common stock by the selling stockholders.

Risk Factors	Investing in shares of our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page S-4 of this prospectus supplement for a discussion of factors you should carefully consider before investing in shares of our Class A common stock.

New York Stock Exchange Symbol	“HLI.”

The number of shares of common stock to be outstanding immediately after this offering is based on 24,670,320 shares of Class A common stock and 41,999,016 shares of Class B common stock outstanding as of October 23, 2017. Certain selling stockholders may convert existing shares of Class B common stock into Class A common stock and sell such Class A common stock in this offering.

Summary Consolidated Financial Data

The following tables present the summary historical consolidated financial and other data for Houlihan Lokey, Inc. and its subsidiaries.

The summary consolidated statements of operations data for each of the fiscal years in the two-year period ended March 31, 2017 are derived from the audited consolidated financial statements of Houlihan Lokey, Inc. and its subsidiaries incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary consolidated statements of operations data for the three months ended June 30, 2017 and June 30, 2016 and the summary consolidated balance sheet data as of June 30, 2017 are derived from the unaudited consolidated financial statements of Houlihan Lokey, Inc. and its subsidiaries incorporated by reference in this prospectus supplement and the accompanying prospectus. In the opinion of our management, such unaudited financial statements reflect all adjustments consisting of normal recurring adjustments, necessary for a fair presentation of the results for those periods.

You should read the following summary consolidated financial data in conjunction with our consolidated historical financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our Quarterly Report on Form 10-Q for the three months ended June 30, 2017 and Annual Report on Form 10-K for the fiscal year ended March 31, 2017, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year or any future reporting period.

	Fiscal year ended		Three months ended
($ in thousands)	March 31, 2017	March 31, 2016	June 30, 2017	June 30, 2016
			(unaudited)
Consolidated statements of operations data:
Fee revenue:
Corporate Finance	$434,558	$371,790	$123,999	$96,036
Financial Restructuring	307,595	202,343	59,029	56,330
Financial Advisory Services	129,938	119,632	34,463	28,408

Total segment revenues	872,091	693,765	217,491	180,774
Corporate revenues	—	—	—	—

Fee revenue	$872,091	$693,765	$217,491	$180,774
Operating expenses:
Employee compensation and benefits	582,244	461,609	145,509	121,804
Non-compensation expenses	107,852	105,756	25,109	26,109

Total operating expenses	690,096	567,365	170,618	147,913
Operating income	181,995	126,400	46,873	32,861
Other income and expenses	(3,508)	(770)	1,506	(908)

Income before provision for income taxes	178,487	125,630	48,379	31,953
Provision for income taxes	70,144	55,863	9,135	12,542

Net income	$108,343	$69,767	$39,244	$19,411
Net (income) loss attributable to noncontrolling interest	—	(26)	—	—

Net income attributable to Houlihan Lokey, Inc.	$108,343	$69,741	$39,244	$19,411

June 30, 2017
Consolidated balance sheet data:
Cash and cash equivalents	$183,221
Total assets	1,080,476
Total liabilities	315,541
Total stockholders’ equity	761,022

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should carefully consider the following risks and all other information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein, including our financial statements and the related notes thereto, before investing in our Class A common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, also may become important factors that affect us. If any of the following risks materialize, our business, financial condition and results of operations could be materially adversely affected. In that case, the trading price of our Class A common stock could decline, and you may lose some or all of your investment.

Risks Related to Our Class A Common Stock and this Offering

The dual class structure of our common stock and the existing ownership of our Class B common stock by ORIX USA and the HL Holders through the HL Voting Trust have the effect of concentrating voting control with ORIX USA and the HL Voting Trust for the foreseeable future, which will limit your ability to influence corporate matters. We are controlled by ORIX USA and the HL Voting Trust, whose interests may differ from those of our public stockholders.

Each share of our Class B common stock is entitled to ten votes per share, and each share of our Class A common stock, which is the stock the selling stockholders are offering in this offering, is entitled to one vote per share. Given the greater number of votes per share attributed to our Class B common stock, following this offering, ORIX USA and the HL Holders through the HL Voting Trust, which each hold shares of Class B common stock, will collectively beneficially own shares of Class A common stock and Class B common stock representing approximately 61.22% of the economic interest and 93.97% of the voting power of our outstanding capital stock. ORIX USA and the HL Voting Trust will, for the foreseeable future, have significant influence over our corporate management and affairs, and will be able to control virtually all matters requiring stockholder approval. ORIX USA and the HL Voting Trust are collectively able to, subject to applicable law and to the voting arrangements described in our Annual Report on Form 10-K for the fiscal year ended March 31, 2017 under “Directors, Executive Officers and Corporate Governance—Corporate Governance,” elect a majority of the members of our board of directors and control actions to be taken by us and our board of directors, including amendments to our amended and restated certificate of incorporation and bylaws and approval of significant corporate transactions, including mergers and sales of substantially all of our assets. The directors so elected will have the authority, subject to the terms of our indebtedness and applicable rules and regulations, to issue additional stock, implement stock repurchase programs, declare dividends and make other decisions. The Stockholders’ Agreement, dated August 18, 2015, among us, ORIX USA and the HL Voting Trust (the “Stockholders’ Agreement”), provides that approval of two-thirds of the board will be required for certain corporate actions for a period of time based on ORIX USA’s ownership level, which, prior to the completion of this offering, essentially gave the ORIX USA directors veto authority over those actions.

Following the completion of this offering, ORIX USA’s ownership level will be such that the corporate actions that previously required the approval of two-thirds of the board will require the approval of only a majority of the board, meaning that the ORIX USA directors will no longer have effective veto authority over such matters. In addition, the number of directors that ORIX USA is entitled to appoint pursuant to the Stockholders’ Agreement will be reduced from four to three, one of the directors appointed by ORIX USA will be required to promptly tender such director’s resignation and the number of directors that the trustees of the HL Voting Trust will be entitled to appoint will be increased from four to five. The continued concentrated control of the HL Voting Trust and ORIX USA will limit your ability to influence corporate matters for the foreseeable future and may materially adversely affect the market price of our Class A common stock. It is possible that the interests of ORIX USA and the HL Voting Trust may in some circumstances conflict with our interests and the interests of our other stockholders, including you. For example, ORIX USA and the HL Voting Trust may have different tax positions or other differing incentives from other stockholders that could influence their decisions regarding whether and when to cause us to dispose of assets, incur new or refinance existing indebtedness or take other actions. Additionally, the holders of our Class B common stock may cause us to make strategic decisions or pursue acquisitions that could involve risks to you or may not be aligned with your interests.

The holders of our Class B common stock are also entitled to a separate vote in the event we seek to amend our amended and restated certificate of incorporation to increase or decrease the par value of a class of our common stock or alter or change the powers, preferences or special rights of the Class B common stock in a manner that affects its holders adversely. Future transfers by holders of Class B common stock will generally result in those shares converting on a one-for-one basis to Class A common stock, which will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares in the long-term.

The trading price of our Class A common stock may be affected by limited trading volume and may fluctuate significantly, which may affect stockholders’ ability to sell shares of our Class A common stock.

There has been a limited public market for our Class A common stock and a more active trading market for our Class A common stock may not develop. A substantial majority of our common stock is Class B common stock that is not freely tradeable unless and until converted into Class A common stock. Following this offering, there can be no assurance that the selling stockholders will convert any additional shares of their existing Class B common stock into Class A common stock and sell any such shares, or that the HL Holders will convert any additional shares of Class B common stock into shares of Class A common stock and sell such shares in the future. These factors may result in different prices for our Class A common stock than might otherwise be obtained in a more liquid market and could also result in a significant spread between the bid and ask prices for our Class A common stock. In addition, without a larger public float, our Class A common stock may be less liquid than the stock of companies with broader public ownership, and, as a result, the trading prices of our Class A common stock may be more volatile. In the absence of an active public trading market, an investor may be unable to liquidate its investment in our Class A common stock. Trading of a relatively small volume of our common stock may have a greater impact on the trading price of our Class A common stock than would be the case if our public float were larger. We cannot predict the prices at which our Class A common stock will trade in the future, if at all.

We are a “controlled company” within the meaning of the New York Stock Exchange listing standards and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

We are a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of the board of directors consist of independent directors, the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors and the requirement that we have a compensation committee that is composed entirely of independent directors. We intend to continue to rely on some or all of these exemptions. As a result, we do not and, for the foreseeable future, will not have a majority of independent directors and our compensation and nominating and corporate governance committees will not consist entirely of independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the New York Stock Exchange.

The trading price of our Class A common stock may be volatile or may decline regardless of our operating performance and you may not be able to resell your shares at or above the offering price.

The market price of our Class A common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including:

•	our operating and financial performance and prospects;

•	our quarterly or annual earnings or those of other companies in our industry;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	quarterly variations in our operating results compared to market expectations;

•	changes in, or failure to meet, earnings estimates or recommendations by research analysts who track our common shares or the stock of other companies in our industry;

•	adverse publicity about us, the industries we participate in or individual scandals;

•	announcements of new offerings by us or our competitors;

•	stock price performance of our competitors;

•	the limited trading market for our Class A common stock;

•	the failure of research analysts to cover our common shares;

•	fluctuations in stock market prices and volumes;

•	default on our indebtedness;

•	actions by competitors;

•	changes in senior management or key personnel;

•	changes in financial estimates by securities analysts;

•	our reduced disclosure obligations as a result of being an “emerging growth company” under the JOBS Act and our increased costs upon the loss of “emerging growth company” status;

•	our status as a “controlled company”;

•	negative earnings or other announcements by us or other financial services companies;

•	downgrades in our credit ratings or the credit ratings of our competitors;

•	incurrence of indebtedness or issuances of capital stock;

•	global economic, legal and regulatory factors unrelated to our performance; and

•	the other factors listed in this “Risk Factors” section.

Volatility in the market price of our common stock may prevent investors from being able to sell their Class A common stock at or above the offering price. As a result, you may suffer a loss on your investment. In addition, stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies in our industry. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

Our share price may decline due to the large number of shares eligible for future sale.

The market price of our Class A common stock could decline as a result of sales of a large number of shares of Class A common stock in the market after this offering or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Shares of common stock held by HL Holders indirectly through the HL Voting Trust are subject to lock-up agreements that restrict their ability to transfer shares of our capital stock until at least August 18, 2018, subject to acceleration in certain circumstances. After this period, shares of common stock held by HL Holders indirectly through the HL Voting Trust will become transferable in three equal installments on each of August 18, 2018, 2019 and 2020; provided that the shares sold by the selling stockholders in this offering will reduce the number of shares that become transferable on August 18, 2018. In addition, shares of our common stock held by managing directors and certain senior corporate officers of the Company whose employment with the Company or a subsidiary thereof terminates (other than due to a death or disability) before August 18, 2018 will be subject to transfer restrictions until August 2022. As of October 23, 2017, 30,288,685 shares of our common stock were held through the HL Voting Trust and subject to the lock-up agreements described above.

As of the date of this prospectus supplement, subject to the restrictions under the lock-up agreements described above and subject to certain restrictions under the Securities Act, the 41,999,016 shares of our Class A common stock issuable upon conversion of outstanding Class B common stock and the 48,370 vested shares of Class A common stock issued under our 2016 Incentive Award Plan to our non-employee directors are eligible for sale. Stockholders who are subject to any of the lock-up agreements described above may be permitted to sell shares prior to the expiration of the applicable lock-up agreement in certain circumstances, including as the result of the waiver or termination of such lock-up agreement.

While we currently pay a quarterly cash dividend to our stockholders, we may change our dividend policy at any time and we may not continue to declare cash dividends.

Although we currently pay a quarterly cash dividend to our stockholders, we have no obligation to do so, and our dividend policy may change at any time. Returns on stockholders’ investments will primarily depend on the appreciation, if any, in the price of our Class A common stock. The amount and timing of dividends, if any, are subject to capital availability and periodic determinations by our board of directors that cash dividends are in the best interest of our stockholders and are in compliance with all applicable laws and any other contractual agreements limiting our ability to pay dividends. Under our Revolving Credit Facility with Bank of America, N.A., we are restricted from paying cash dividends in certain circumstances, and we expect these restrictions to continue in the future. Our ability to pay dividends may also be restricted by the terms of any future credit agreement or any future debt or preferred equity securities of ours or of our subsidiaries. Future dividends, including their timing and amount, may be affected by, among other factors: general economic and business conditions; our financial condition and operating results; our available cash and current anticipated cash needs; capital requirements; contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders; and such other factors as our board of directors may deem relevant.

Our dividend payments may change from time to time, and we may not continue to declare dividends in any particular amounts or at all. The reduction in or elimination of our dividend payments could have a negative effect on our stock price.

If securities analysts do not publish research or reports about our business or if they downgrade our Company or our sector, the price of our Class A common stock could decline.

The trading market for our Class A common stock depends in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrades our Company or our industry, or the stock of any of our competitors, the price of our Class A common stock could decline. If one or more of these analysts ceases coverage of our Company, we could lose visibility in the market, which in turn could cause the price of our Class A common stock to decline.

Taking advantage of the reduced disclosure requirements applicable to “emerging growth companies” may make our Class A common stock less attractive to investors. Loss of “emerging growth company” status will increase our legal and financial costs.

The JOBS Act provides that, so long as a company qualifies as an “emerging growth company,” it will, among other things:

•	be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002 requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;

•	be exempt from the “say on pay” and “say on golden parachute” advisory vote requirements of the Dodd-Frank Act;

•	be exempt from certain disclosure requirements of the Dodd-Frank Act relating to compensation of its executive officers and be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

•	be exempt from any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotations or a supplement to the auditor’s report on the financial statements.

We currently take advantage of each of the exemptions described above. We have irrevocably elected not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 107(b) of the JOBS Act. We could be an emerging growth company for up to five years from the date of our IPO in August 2015. We cannot predict if investors will find our Class A common stock less attractive if we continue to elect to rely on these exemptions, or if taking advantage of these exemptions would result in less active trading or more volatility in the price of our Class A common stock.

The market value of our common stock held by non-affiliates as of June 30, 2017, was approximately $762 million and may exceed $700 million as of September 30, 2017, which would result in us no longer being an emerging growth company as of March 31, 2018. When the emerging growth company exemptions cease to apply to us, compliance with additional public company requirements will significantly increase our legal and financial costs and place additional significant demands on our management.

Our anti-takeover provisions could prevent or delay a change in control of our Company, even if such change in control would be beneficial to our stockholders.

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws, as well as provisions of Delaware law could discourage, delay or prevent a merger, acquisition or other change in control of our Company, even if such change in control would be beneficial to our stockholders. Certain provisions of our amended and restated certificate of incorporation and our amended and restated bylaws that could prevent or delay a change in control of our Company include:

•	the ability to issue “blank check” preferred stock, which could increase the number of outstanding shares and thwart a takeover attempt;

•	a classified board of directors so that not all members of our board of directors are elected at one time;

•	the ability to remove directors only for cause;

•	no use of cumulative voting for the election of directors;

•	no ability of stockholders to call special meetings;

•	supermajority voting provisions for stockholder approval of amendments to our certificate of incorporation and by-laws;

•	the requirement that, to the fullest extent permitted by law and unless we agree otherwise, certain proceedings against or involving us or our directors, officers or employees be brought exclusively in the Court of Chancery in the State of Delaware;

•	the ability of stockholders to take action by written consent; and

•	advance notice and duration of ownership requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions you desire. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team.

In addition, the General Corporation Law of the State of Delaware (the “DGCL”), to which we are subject, prohibits us, except under specified circumstances, from engaging in any mergers, significant sales of stock or assets or business combinations with any stockholder or group of stockholders who owns at least 15% of our common stock.

We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our Class A common stock, which could depress the price of our Class A common stock.

Our amended and restated certificate of incorporation authorizes us to issue one or more series of preferred stock. Our board of directors has the authority to determine the preferences, limitations and relative rights of the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our Class A common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discourage bids for our Class A common stock at a premium to the market price, and materially and adversely affect the market price and the voting and other rights of the holders of our Class A common stock.

The provision of our amended and restated certificate of incorporation requiring exclusive venue in the Court of Chancery in the State of Delaware for certain types of lawsuits may have the effect of discouraging lawsuits against our directors, officers and stockholders.

Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or stockholders to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction in the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine will have to be brought only in the Court of Chancery in the State of Delaware, unless we agree otherwise. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors, officers and stockholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus supplement may be forward-looking statements. Statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions.

Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We believe that these factors include, but are not limited to, the following:

•	our ability to retain our Managing Directors and our other senior financial professionals;

•	our ability to successfully identify, recruit and develop talent;

•	changing market conditions;

•	reputational risk;

•	our highly volatile revenue and profits on a quarterly basis;

•	strong competition from other financial advisory and investment banking firms;

•	potential impairment of goodwill and other intangible assets, which represent a significant portion of our assets;

•	our ability to execute on our growth initiatives, business strategies or operating plans;

•	risks associated with our acquisitions, joint ventures and strategic investments;

•	our management’s limited experience in managing a public company;

•	risks associated with our international operations;

•	fluctuations in foreign currency exchange rates;

•	costs of compliance associated with international broker-dealer, employment, labor, benefits and tax regulations;

•	our ability to generate sufficient cash in the future to service our indebtedness;

•	our dependence on fee-paying clients;

•	our clients’ ability to pay us for our services;

•	our potential to offer new products within our existing lines of business or enter into new lines of business, which may result in additional risks and uncertainties in our business;

•	operational risks;

•	extensive and evolving regulation of our business and the business of our clients;

•	substantial litigation risks;

•	cybersecurity and other security risks;

•	the HL Voting Trust’s and ORIX USA’s ability to control our company;

•	other factors disclosed or incorporated by reference in this prospectus supplement or the accompanying prospectus;

•	any statements of belief and any statements of assumptions underlying any of the foregoing; and

•	other factors beyond our control.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.

These forward-looking statements speak only as of the date of this prospectus supplement. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this prospectus supplement after we distribute this prospectus supplement, whether as a result of any new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our Class A common stock by the selling stockholders.

SELLING STOCKHOLDERS

The selling stockholders named below are offering to sell an aggregate of 3,500,000 shares of Class A common stock, 1,750,000 of which are issuable upon conversion on a one-for-one basis of shares of Class B common stock currently owned by the selling stockholders. Fifty percent of the shares of Class A common stock being sold in this offering are being sold by ORIX USA and fifty percent of the shares of Class A common stock being sold in this offering are being sold by the other selling stockholders named herein.

The percentages of beneficial ownership prior to and following the offering set forth below are based on a total of 66,669,336 shares of Class A common stock and Class B common stock outstanding as of October 23, 2017. Beneficial ownership is determined in accordance with the rules of the SEC.

	Shares beneficially owned prior to the offering						Shares beneficially owned following the offering
Name of beneficial owner	Class A		Class B		% total voting power**	Shares being Sold	Class A		Class B		% total voting power**
	Shares	Percentage	Shares	Percentage			Shares	Percentage	Shares	Percentage
ORIX USA(1)	2,313,240	3.5%	11,710,331	17.6%	26.9%	1,750,000	563,240	0.8%	11,710,331	17.6%	27.4%
HL Voting Trust(2)	—	—%	30,288,685	45.4%	68.1%	1,750,000	—	—%	28,538,685	42.8%	66.5%
The Gold Stock Trust(3)	—	—%	1,582,854	2.4%	3.6%	91,453	—	—%	1,491,401	2.2%	3.5%
The Beiser Stock Trust(4)	—	—%	1,102,302	1.7%	2.5%	63,688	—	—%	1,038,614	1.5%	2.4%
Adelson Stock Trust(5)	—	—%	1,048,670	1.6%	2.4%	60,589	—	—%	988,081	1.4%	2.3%
Paul Eric Siegert Revocable Trust	—	—%	1,000,576	1.5%	2.3%	66,459	—	—%	934,117	1.4%	2.2%
Jeffrey I. Werbalowsky	—	—%	958,159	1.4%	2.2%	63,642	—	—%	894,517	1.3%	2.1%
David R. Hilty	—	—%	953,561	1.4%	2.1%	63,336	—	—%	890,225	1.3%	2.1%
John G. Mavredakis	—	—%	919,882	1.4%	2.1%	55,578	—	—%	864,304	1.3%	2.0%
Robert H. Hotz	—	—%	849,857	1.3%	1.9%	56,448	—	—%	793,409	1.2%	1.8%
Jay D. Novak	—	—%	792,735	1.2%	1.8%	48,576	—	—%	744,159	1.1%	1.7%
William G. Peluchiwski	—	—%	709,426	1.1%	1.6%	44,079	—	—%	665,347	1.0%	1.5%
William H. Hardie III	—	—%	689,966	1.0%	1.6%	45,828	—	—%	644,138	*	1.5%
David Preiser(6)	—	—%	678,729	1.0%	1.5%	39,215	—	—%	639,514	*	1.5%
Anita M. Antenucci	—	—%	656,397	1.0%	1.5%	43,598	—	—%	612,799	*	1.4%
Jack Berka Stock Trust	—	—%	556,460	*	1.3%	33,620	—	—%	522,840	*	1.2%
Ansgar Zwick	—	—%	554,605	*	1.2%	36,837	—	—%	517,768	*	1.2%
Saul Burian	—	—%	553,182	*	1.2%	36,743	—	—%	516,439	*	1.2%
The ABM-HL Stock Trust	—	—%	540,773	*	1.2%	32,673	—	—%	508,100	*	1.2%
Mark Francis	—	—%	512,320	*	1.2%	34,029	—	—%	478,291	*	1.1%
Peter H. Marshall	—	—%	508,154	*	1.1%	33,752	—	—%	474,402	*	1.1%
Joseph Swanson	—	—%	480,318	*	1.1%	31,903	—	—%	448,415	*	1.0%
James F. Lavelle	—	—%	443,925	*	1.0%	29,486	—	—%	414,439	*	1.0%
Wilson Stock Trust	—	—%	327,307	*	*	20,617	—	—%	306,690	*	*
Steven H. Tishman	—	—%	306,788	*	*	20,377	—	—%	286,411	*	*
The Geer Stock Trust	—	—%	286,829	*	*	19,051	—	—%	267,778	*	*
Andrew Turnbull	—	—%	284,590	*	*	17,927	—	—%	266,663	*	*
The DiMauro Stock Trust	—	—%	272,759	*	*	17,181	—	—%	255,578	*	*
Jonathan Cleveland	—	—%	264,215	*	*	17,549	—	—%	246,666	*	*
Matthew R. Niemann	—	—%	235,338	*	*	15,631	—	—%	219,707	*	*
Scott R. Richardson	—	—%	234,905	*	*	15,603	—	—%	219,302	*	*
Mark Goldman	—	—%	230,951	*	*	14,152	—	—%	216,799	*	*
Adam Dunayer	—	—%	220,782	*	*	13,907	—	—%	206,875	*	*
The Tchen Stock Trust	—	—%	218,792	*	*	13,782	—	—%	205,010	*	*
John-Paul Hanson	—	—%	214,311	*	*	13,500	—	—%	200,811	*	*
Rick A. Lacher	—	—%	204,895	*	*	12,555	—	—%	192,340	*	*
The Alley Stock Trust(7)	—	—%	203,821	*	*	13,538	—	—%	190,283	*	*
Winthrop Family Trust	—	—%	199,526	*	*	13,253	—	—%	186,273	*	*
Christopher Croft	—	—%	199,007	*	*	13,218	—	—%	185,789	*	*
Eugene S. Weil	—	—%	169,837	*	*	11,281	—	—%	158,556	*	*
Robert Louv	—	—%	160,307	*	*	10,648	—	—%	149,659	*	*
Manuel Martinez-Fidalgo	—	—%	156,031	*	*	10,096	—	—%	145,935	*	*
John Cooper	—	—%	152,867	*	*	10,154	—	—%	142,713	*	*

	Shares beneficially owned prior to the offering						Shares beneficially owned following the offering
Name of beneficial owner	Class A		Class B		% total voting power**	Shares being Sold	Class A		Class B		% total voting power**
	Shares	Percentage	Shares	Percentage			Shares	Percentage	Shares	Percentage
Bradley Jordan	—	—%	132,363	*	*	8,792	—	—%	123,571	*	*
John A. Schoenfeld	—	—%	130,983	*	*	8,700	—	—%	122,283	*	*
Justin D. Abelow	—	—%	129,639	*	*	6,481	—	—%	123,158	*	*
All other Corporate Finance Managing Directors who joined the Company prior to December 31, 2003(8)	—	—%	592,653	*	1.3%	38,109	—	—%	554,544	*	1.3%
All other Corporate Finance Managing Directors who joined the Company between January 1, 2004 and December 31, 2008(8)	—	—%	437,893	*	1.0%	28,413	—	—%	409,480	*	1.0%
All other Corporate Finance Managing Directors who joined the Company between January 1, 2009 and December 31, 2011(8)	—	—%	541,672	*	1.2%	35,881	—	—%	505,791	*	1.2%
All other Corporate Finance Managing Directors who joined the Company between January 1, 2012 and December 31, 2014(8)	—	—%	424,530	*	1.0%	27,946	—	—%	396,584	*	*
All other Corporate Finance Managing Directors who joined the Company after January 1, 2015(8)	—	—%	233,217	*	*	15,333	—	—%	217,884	*	*
All other Financial Restructuring Managing Directors who joined the Company prior to December 31, 2002(8)	—	—%	344,830	*	*	22,305	—	—%	321,275	*	*
All other Financial Restructuring Managing Directors who joined the Company after January 1, 2003(8)	—	—%	491,602	*	1.1%	32,338	—	—%	459,264	*	1.1%
All other Financial Advisory Services Managing Directors who joined the Company prior to December 31, 2002(8)	—	—%	334,134	*	*	20,919	—	—%	313,215	*	*
All other Financial Advisory Services Managing Directors who joined the Company after January 1, 2003(8)	—	—%	322,149	*	*	20,348	—	—%	301,801	*	*
All other Financial Sponsors group professionals(8)	—	—%	511,634	*	1.2%	32,217	—	—%	479,417	*	1.1%
All other Corporate professionals(9)	—	—%	178,229	*	*	11,437	—	—%	166,792	*	*
Other selling stockholders who joined the Company prior to December 31, 2004(8)	—	—%	248,618	*	*	15,935	—	—%	232,683	*	*
Other selling stockholders who joined the Company between January 1, 2005 and December 31, 2010(8)	—	—%	533,899	*	1.2%	34,794	—	—%	499,105	*	1.2%
Other selling stockholders who joined the Company after January 1, 2011(8)	—	—%	120,295	*	*	7,850	—	—%	112,445	*	*

	Shares beneficially owned prior to the offering						Shares beneficially owned following the offering
Name of beneficial owner	Class A		Class B		% total voting power**	Shares being Sold	Class A		Class B		% total voting power**
	Shares	Percentage	Shares	Percentage			Shares	Percentage	Shares	Percentage
Former Managing Directors who joined the Company prior to Dec 31, 2008(8)	—	—%	533,961	*	1.2%	33,077	—	—%	500,884	*	1.2%
Former Managing Directors who joined the Company after Jan 1, 2008(8)	—	—%	521,411	*	1.2%	34,632	—	—%	486,779	*	1.1%
Others no longer employed by the Company(8)	—	—%	136,976	*	*	8,940	—	—%	128,036	*	*

*	Less than 1%.
**	Represents the voting power with respect to all shares of our Class A common stock and Class B common stock, voting as a single class. Each share of Class A common stock is entitled to one vote per share and each share of Class B common stock is entitled to ten votes per share. For more information, see “Description of Capital Stock” in the accompanying prospectus.
(1)	The following individuals are the members of the board of directors of ORIX USA and as such may be deemed to share voting and dispositive control of the shares of common stock held by ORIX USA: Yoshihiko Miyauchi, Makoto Inoue, Kazuo Kojima, Hideto Nishitani and Clint McDonnough. These individuals disclaim beneficial ownership of the shares held by ORIX USA. ORIX USA’s shares are held directly by ORIX HLHZ Holding LLC, a Delaware limited liability company, which is wholly owned by ORIX Capital Markets, LLC, a Delaware limited liability company, which is wholly owned by ORIX USA. The address of all three ORIX entities is 1717 Main Street, Suite 1100, Dallas, Texas 75201.
(2)	Consists of shares of Class B common stock held indirectly by the HL Holders, which consists of employees and members of our management, through a voting trust of which Scott L. Beiser and Irwin N. Gold are the trustees. All decisions with respect to the voting (but not the disposition) of the Class B common stock are made by the trustees of the HL Voting Trust, in their sole and absolute discretion, without fiduciary duties of any kind to the HL Holders.
(3)	Consists of 1,582,854 shares held by The Gold Stock Trust indirectly through the HL Voting Trust prior to this offering and 1,491,401 shares held by The Gold Stock Trust indirectly through the HL Voting Trust following this offering, over which Irwin N. Gold, our Executive Chairman and the chairman of our board of directors, has disposition power. Mr. Gold disclaims beneficial ownership of the 30,288,685 shares of Class B common stock held indirectly by the HL Holders through the HL Voting Trust, of which Mr. Gold is a trustee, except to the extent of the shares held by The Gold Stock Trust indirectly through the HL Voting Trust, over which Mr. Gold has disposition power.
(4)	Consists of 1,102,302 shares held indirectly through the HL Voting Trust by The Beiser Stock Trust prior to this offering and 1,038,614 shares held indirectly through the HL Voting Trust by The Beiser Stock Trust following this offering, over which Scott L. Beiser, our Chief Executive Officer and a member of our board of directors, has disposition power. Mr. Beiser disclaims beneficial ownership of the 30,288,685 shares of Class B common stock held indirectly by the HL Holders through the HL Voting Trust, of which Mr. Beiser is a trustee, except to the extent of the shares held indirectly through the HL Voting Trust by The Beiser Stock Trust, over which Mr. Beiser has disposition power.
(5)	Consists of 1,048,670 shares held by the Adelson Stock Trust indirectly through the HL Voting Trust prior to this offering and 988,081 shares held by the Adelson Stock Trust indirectly through the HL Voting Trust following this offering, over which Scott J. Adelson, our Co-President and a member of our board of directors, has disposition power.
(6)	David A. Preiser is our Co-President and a member of our board of directors.
(7)	J. Lindsey Alley is our Chief Financial Officer.
(8)	Consists of selling stockholders not otherwise listed in this table who collectively own less than approximately 1% of our common stock immediately prior to this offering and hold their interests indirectly through the HL Voting Trust. Certain of such former and current employees and members of our management hold their interest in Houlihan Lokey indirectly through revocable living trusts, which hold their interest indirectly through the HL Voting Trust.
(9)	Includes 63,718 shares of Class B common stock held indirectly through the HL Voting Trust by Christopher Crain, our General Counsel, immediately prior to this offering and 59,704 shares immediately following this offering.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholders and the underwriters, the selling stockholders, severally and not jointly, have agreed to sell to the underwriters named below, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling stockholders, the number of shares of Class A common stock set forth opposite its name below.

Name	Number of shares of Class A Common Stock
Morgan Stanley & Co. LLC

Total

The underwriters are committed to purchase all the shares of Class A common stock offered by the selling stockholders if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriter may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of Class A common stock directly to the public at the offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $         per share. After the initial offering of the shares of Class A common stock, the offering price and other selling terms may be changed by the underwriters.

We and the selling stockholders have agreed to indemnify the several underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Underwriting Discounts and Expenses

The underwriting fee is equal to the public offering price per share of Class A common stock less the amount paid by the underwriters per share of Class A common stock. The underwriting fee is $                 per share. The offering of the shares of Class A common stock by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters.

	Per Share	Total
Public offering price	$	$
Underwriting discounts	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses associated with this offering, excluding the underwriting discounts and commissions, will be approximately $600,000. We have agreed to reimburse the underwriters for certain expenses, including up to an aggregate of $30,000 in connection with the clearance of this offering with FINRA. Such reimbursement is deemed to be underwriting compensation by FINRA.

Lock-up

We have agreed that we will not:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly (regardless of whether any such transaction is to be settled by the delivery of shares of our common stock or such other securities, in cash or otherwise), or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or any securities convertible into or exercisable or exchangeable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing; or

•	enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences associated with the ownership of any shares of our common stock or any such other securities (regardless of whether any such transaction is to be settled by the delivery of shares of our common stock or such other securities, in cash or otherwise), in each case without the prior written consent of the representatives of the underwriters for a period of 60 days after the date of this prospectus supplement, other than the shares of our Class A common stock to be sold hereunder and any shares of our Class A common stock issued upon the exercise of options granted under our equity incentive plans.

Our directors, executive officers, ORIX USA and the selling stockholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 60 days after the date of this prospectus supplement, may not, without the prior written consent of the representatives of the underwriters:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly (regardless of whether any such transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise), any shares of our common stock or any securities convertible into or exercisable or exchangeable for any shares of our common stock (including, without limitation, our common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers and shareholders in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition;

•	enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences associated with ownership of any shares of our common stock or such other securities, regardless of whether any such transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise; or

•	make any demand for, or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

The foregoing restrictions do not apply to the sale of Class A common stock by the selling stockholders in this offering.

Listing

Our Class A common stock is listed on the New York Stock Exchange under the symbol “HLI”.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may purchase and sell our Class A common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of Class A common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

None of the underwriters, the selling stockholders or us make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, none of the underwriters, the selling stockholders or us make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. Certain of the underwriters and their affiliates have provided in the past to us, the selling stockholders and our other affiliates, and may provide from time to time in the future, certain commercial banking, financial advisory, investment banking and other services in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered pursuant to this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required. The securities offered pursuant to this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement and the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus come are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities offered pursuant to this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the EU Prospectus Directive (as defined below) was implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus supplement may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus supplement may be made to the public in that Relevant Member State at any time:

•	to any legal entity that is a qualified investor as defined under the EU Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

•	in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this prospectus supplement shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means European Union Prospectus Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities & Investments Commission, in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the securities may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The securities to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the securities being offered pursuant to this prospectus supplement have not and will not be approved, and may not be licensable, with FINMA. Therefore, the securities have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The securities may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement and any other materials relating to the securities are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus supplement does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

The validity of the shares of Class A common stock offered hereby will be passed upon for us by Latham & Watkins LLP, Los Angeles, California. Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, has acted as counsel for the underwriters in connection with certain legal matters related to this offering.

EXPERTS

The consolidated financial statements and schedules of Houlihan Lokey, Inc. as of March 31, 2017 and 2016, and for each of the years in the three-year period ended March 31, 2017, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We filed a registration statement on Form S-3 with the Securities and Exchange Commission with respect to the registration of the Class A common stock offered by this prospectus supplement. This prospectus supplement does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information about us, the Class A common stock being offered by this prospectus supplement and related matters, you should review the accompanying prospectus and the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus supplement and the accompanying prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at 100 F. Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance with such requirements, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. These periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of the prospectus supplement and before the date that the offering of the Class A common stock by means of this prospectus supplement is terminated, will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement.

We incorporate by reference into this prospectus supplement the following documents or information filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended March 31, 2017, filed on June 13, 2017;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, filed on August 4, 2017;

•	The portions of the Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on July 26, 2017, incorporated by reference in the Annual Report on Form 10-K for the year ended March 31, 2017;

•	Current Reports on Form 8-K filed on July 26, 2017, August 2, 2017, September 25, 2017 and October 20, 2017;

•	Registration Statement on Form 8-A for the registration of the Class A common stock under Section 12(b) of the Exchange Act, filed on August 10, 2015; and

•	All other documents filed by the Company under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering to which this prospectus supplement relates (other than documents and information furnished and not filed in accordance with SEC rules, unless expressly stated otherwise therein).

We will provide, without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request copies of those documents from Houlihan Lokey, Inc., 10250 Constellation Blvd., 5th Floor, Los Angeles, CA 90067. You also may contact us at (310) 788-5200 or visit the “SEC Filings & Financial Reports” page of our Investor Relations website at www.hl.com for copies of those documents. Our website and the information contained on our website are not a part of this prospectus supplement, and you should not rely on any such information in making your decision whether to purchase our Class A common stock.

PROSPECTUS

HOULIHAN LOKEY, INC.

Class A Common Stock

Offered by the Company

Class A Common Stock

Offered by the Selling Securityholders

We may offer and sell shares of our Class A common stock and the selling securityholders may offer and sell shares of our Class A common stock, in each case from time to time in one or more offerings. This prospectus provides you with a general description of our Class A common stock. We will not receive any proceeds from the sale of shares of our Class A common stock by the selling securityholders.

We have two classes of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion rights. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share and is convertible into one share of Class A common stock.

Each time we or any of the selling securityholders offer and sell shares of our Class A common stock, we or such selling securityholders will provide a supplement to this prospectus that contains specific information about the offering and, if applicable, the selling securityholders, as well as the amounts and prices in connection with such offering. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in our Class A common stock.

We may offer and sell shares of our Class A common stock described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. In addition, the selling securityholders may offer and sell shares of our Class A common stock from time to time, together or separately. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 5 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our Class A common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “HLI”. On October 19, 2017, the last reported sale price of our Class A common stock on the NYSE was $41.38 per share.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and are subject to reduced public company reporting requirements. We will no longer be an emerging growth company beginning with our next fiscal year.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 20, 2017.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. By using a shelf registration statement, we may sell shares of our Class A common stock from time to time and in one or more offerings and the selling securityholders to be named in a supplement to this prospectus may, from time to time, sell shares of our Class A common stock from time to time in one or more offerings as described in this prospectus. Each time that we or the selling securityholders offer and sell shares of our Class A common stock, we or the selling securityholders will provide a prospectus supplement to this prospectus that contains information about the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to such offering. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any shares of our Class A common stock, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

Neither we, nor the selling securityholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the selling securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the selling securityholders will not make an offer to sell shares of our Class A common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “Houlihan Lokey,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Houlihan Lokey, Inc., a Delaware corporation and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of the applicable series of securities. We use the term “ORIX USA” to refer to ORIX USA Corporation, a Delaware corporation and a wholly owned subsidiary of ORIX Corporation, a Japanese corporation. References to ORIX USA as a holder of our shares mean ORIX USA acting through its indirect wholly owned subsidiary, ORIX HLHZ Holding LLC, a Delaware limited liability company. We use the term “HL Holders” to refer to employees and members of our management that hold our Class B common stock through the Houlihan Lokey Voting Trust (the “HL Voting Trust”).

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is http://www.hl.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered shares of our Class A common stock are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended March 31, 2017, filed with the SEC on June 13, 2017.

•	The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on July 26, 2017.

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 filed with the SEC on August 4, 2017.

•	Our Current Reports on Form 8-K filed with the SEC on July 26, 2017 (only with respect to Item 5.02), August 2, 2017, September 25, 2017 and October 20, 2017.

•	The description of our Class A common stock contained in our registration statement on Form 8-A, dated and filed with the SEC on August 10, 2015, and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in this prospectus, prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Houlihan Lokey, Inc.

10250 Constellation Blvd., 5th Floor

Los Angeles, CA 90067

(310) 788-5200

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY

Established in 1972, Houlihan Lokey, Inc., is a leading global independent investment bank with expertise in mergers and acquisitions (M&A), financings, financial restructurings and financial advisory services. Through our offices in the United States, Europe, Asia and Australia, we serve a diverse set of clients worldwide including corporations, financial sponsors and government agencies. We provide our financial professionals with an integrated platform that enables them to deliver meaningful and differentiated advice to our clients. We advise our clients on critical strategic and financial decisions, employing a rigorous analytical approach coupled with deep product and industry expertise. We market our services through our product areas, our industry groups and our Financial Sponsors group, serving our clients in three primary business practices: Corporate Finance (encompassing M&A and capital markets advisory), Financial Restructuring (both out—of—court and in formal bankruptcy or insolvency proceedings) and Financial Advisory Services (including financial opinions, and a variety of valuation and financial consulting services).

We filed our certificate of incorporation with the Secretary of State of Delaware on July 24, 2015. Our principal executive offices are located at 10250 Constellation Blvd., 5th Floor, Los Angeles CA 90067 and our phone number is (310) 788-5200.

RISK FACTORS

An investment in the shares of our Class A common stock offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any shares of our Class A common stock. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered shares of our Class A common stock.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of shares of our Class A common stock as set forth in the applicable prospectus supplement. We will not receive any of the proceeds from the sale of shares of our Class A common stock being offered by any of the selling securityholders.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation, which has been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

General

Our authorized capital stock consists of 2,000,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

Our common stock is divided into two classes, Class A common stock and Class B common stock. Our authorized Class A common stock consists of 1,000,000,000 shares and our authorized Class B common stock consists of 1,000,000,000 shares.

The following description of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statements of which this prospectus forms a part, and by applicable law.

Class A Common Stock and Class B Common Stock

As of October 16, 2017, there were 24,667,070 shares of our Class A common stock outstanding and 41,999,807 shares of Class B common stock outstanding.

Voting Rights

Holders of our Class A common stock and Class B common stock have identical rights, provided that, except as otherwise described below with respect to the right to vote on any amendment to our amended and restated certificate of incorporation relating to any series of preferred stock or as required by applicable law, on any matter that is submitted to a vote of our stockholders, holders of our Class A common stock are entitled to one vote per share of Class A common stock and holders of our Class B common stock are entitled to ten votes per share of Class B common stock. Holders of shares of Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, except as otherwise expressly provided in our amended and restated certificate of incorporation or required by applicable law.

Under our amended and restated certificate of incorporation, we may not increase or decrease the authorized number of shares of Class A common stock or Class B common stock without the affirmative vote of the holders of a majority of the voting power of the outstanding shares of our capital stock entitled to vote, voting together as a single class. Under our amended and restated certificate of incorporation, holders of our Class A common stock and Class B common stock are not entitled to vote on any amendment to our amended and restated certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our amended and restated certificate of incorporation or pursuant to the Delaware General Corporation Law (the “DGCL”).

We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation.

Economic Rights

Except as otherwise expressly provided in our amended and restated certificate of incorporation or required by applicable law, shares of Class A common stock and Class B common stock have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including, without limitation, those described below.

Dividends. Any dividends or distributions paid or payable to the holders of shares of Class A common stock and Class B common stock shall be paid equally, identically and ratably, on a per share basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class; provided, however, that if a dividend or distribution is paid in the form of Class A common stock or Class B common stock (or rights to acquire shares of Class A common stock or Class B common stock), then the holders of the Class A common stock will receive Class A common stock (or rights to acquire shares of Class A common stock) and holders of Class B common stock will receive Class B common stock (or rights to acquire shares of Class B common stock) with holders of Class A common stock and Class B common stock receiving an identical number of shares of Class A common stock or Class B common stock (or rights to acquire such stock, as the case may be).

Liquidation. In the event of our dissolution, liquidation or winding-up of our affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and other liabilities and after making provision for the entitlements of holders of any series of preferred stock, our remaining assets and funds, if any, shall be divided among and paid ratably to the holders of the shares of Class A common stock and Class B common stock, treated as a single class, unless different treatment of the shares of each such class is approved by the affirmative votes of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.

Subdivisions, Combinations and Reclassifications. If we subdivide, combine or reclassify in any manner outstanding shares of Class A common stock or Class B common stock, then the outstanding shares of all common stock will be subdivided, combined or reclassified in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative votes of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.

Change of Control Transaction. In connection with any change of control transaction (as defined in our amended and restated certificate of incorporation), the holders of Class A common stock and Class B common stock will be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.

Conversion

Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value and whether voluntary or involuntary or by operation of law, except for certain transfers described in our amended and restated certificate of incorporation. In addition, upon the date on which (x) the aggregate outstanding shares of common stock owned by (i) ORIX USA, (ii) the HL Voting Trust and (iii) the beneficiaries of the HL Voting Trust or certain of their transferees, together with (y) the outstanding shares of our common stock (A) received by a holder of our common stock in connection with the grant, vesting and/or payment of an equity compensatory award and (B) with respect to which such holder has given the right to vote, pursuant to an irrevocable proxy, to the person or persons as may be designated by us from time to time, collectively represent less than 20% of the then aggregate outstanding shares of common stock, or on a date specified by the holders of at least 66 2⁄3% of the outstanding shares of Class B common stock (the “Final Conversion Date”), all outstanding shares of Class B common stock shall convert automatically into Class A common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Computershare Trust Company, N.A.

Listing

Our Class A common stock is listed on the New York Stock Exchange under the symbol “HLI.”

Preferred Stock

Under the terms of our amended and restated certificate of incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, powers, privileges, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions, of each series of preferred stock. Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the outstanding shares of stock of the Company entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of the preferred stock voting separately as a class shall be required therefor.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. There are currently no shares of preferred stock outstanding.

Registration Rights

We have entered into Registration Rights Agreements with each of ORIX USA and the HL Holders pursuant to which these holders can demand that we file a registration statement relating to shares of our common stock, including shares of our Class A common stock issuable upon conversion of the shares of our Class B Common Stock, which common stock we refer to as registrable shares, and can request that their registrable shares be covered by a registration statement that we are otherwise filing. In the case of the HL Holders, these rights are subject to the lock-up provisions discussed in our Form 10-K under “Certain Relationships and Related Person Transactions—Agreements with the HL Holders—Lock-Up Agreements.”

Demand Registration Rights. Under the terms of each of the Registration Rights Agreements, the holders of registrable shares entitled to demand registration rights may request that we register all or a portion of their registrable shares for sale under the Securities Act. We will effect the registration as requested unless, in the good faith and reasonable judgment of our board of directors, such registration should be delayed. We may be required to effect three of these registrations per year. In addition, at times when we are eligible for the use of Form S-3, or any successor form, holders of registrable shares entitled to demand registration rights may make unlimited requests that we register all or a portion of their registrable shares for sale under the Securities Act on Form S-3, or any successor form.

Incidental Registration Rights. In addition, if at any time we register any shares of our Class A common stock, the holders of all registrable shares are entitled to notice of the registration and to have all or a portion of their registrable shares included in the registration. Pursuant to each Registration Rights Agreement, if either ORIX USA or the HL Holders intends to sell shares of Class A common stock in an underwritten offering, the other party has a right to participate in such offering under specified conditions.

Other Provisions. In the event that any registration in which the holders of registrable shares participate pursuant to either of our Registration Rights Agreements is an underwritten public offering, the number of registrable shares to be included may, in specified circumstances, be limited due to market conditions.

We will pay all registration expenses related to any demand or incidental registration, other than underwriting discounts, selling commissions and transfer taxes. Our Registration Rights Agreements contain cross- indemnification provisions, pursuant to which we are obligated to indemnify the selling stockholders in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions in the registration statement attributable to them.

Exclusive Venue

Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or stockholders to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine will have to be brought only in the Court of Chancery in the State of Delaware, unless we agree otherwise. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Anti-Takeover Provisions

We are not governed by Section 203 of the DGCL (“Section 203”), and the restrictions contained in Section 203 will not apply to us, until the moment in time immediately following the time at which both of the following conditions exist (if ever): (i) Section 203 by its terms would, but for the provisions of our amended and restated certificate of incorporation, apply to us; and (ii) the Final Conversion Date has occurred, and we will thereafter be governed by Section 203 if and for so long as Section 203 by its terms shall apply to us. Subject to certain exceptions, Section 203 prevents a publicly-held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person will be an “interested stockholder” subject to any such prohibition on engaging in business combinations with us.

Classified Board of Directors and Removal of Directors

Our amended and restated certificate of incorporation and our amended and restated bylaws provide for the division of our board of directors into three classes, with the classes as nearly equal in number as possible and each class serving three-year staggered terms. Our amended and restated certificate of incorporation and our amended and restated bylaws also provide that, from and after the Final Conversion Date, a director may be removed only for cause and only by the affirmative vote of the holders of at least 66 2⁄3% of the votes that all of our stockholders would be entitled to cast in an annual election of directors. Additional provisions with regard to removal of directors are included in our Stockholders’ Agreement. Subject to any rights of the holders of any series of preferred stock to elect directors, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. The limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our Company.

Super-Majority Voting

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated bylaws may be amended or repealed by a majority vote of our board of directors or the affirmative vote of the holders of at least 66 2⁄3% of the votes that all of our stockholders would be entitled to cast in an annual election of directors. In addition, the affirmative vote of the holders of at least 66 2⁄3% of the votes of the then-outstanding shares of our capital stock, which all our stockholders would be entitled to cast in an election of directors, voting together as a single class, is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our amended and restated certificate of incorporation described in this paragraph and under “—Classified Board of Directors and Removal of Directors” above.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. From and after the Final Conversion Date, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders in lieu of a meeting.

Special Meeting of Stockholders

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that, except as otherwise required by law, special meetings of our stockholders can only be called by our board of directors pursuant to a resolution adopted by the majority of our board, our chairman of the board (or in the event of co-chairmen, either chairman), our chief executive officer, our president or either of our co-presidents (in the event there is no chief executive officer).

Authorized But Unissued Shares

The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-UNITED STATES HOLDERS OF CLASS A COMMON STOCK

The following discussion is a summary of the material United States federal income tax consequences to Non-United States Holders (as defined below) of the purchase, ownership and disposition of our Class A common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other United States federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-United States tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-United States Holder of our Class A common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our Class A common stock.

This discussion is limited to Non-United States Holders that hold our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all United States federal income tax consequences relevant to a Non-United States Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-United States Holders subject to special rules, including, without limitation:

•	United States expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our Class A common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid United States federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for United States federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans; and

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity treated as a partnership for United States federal income tax purposes holds our Class A common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Class A common stock and the partners in such partnerships should consult their tax advisors regarding the United States federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-UNITED STATES TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-United States Holder

For purposes of this discussion, a “Non-United States Holder” is any beneficial owner of our Class A common stock that is neither a “United States person” nor an entity treated as a partnership for United States federal income tax purposes. A United States person is any person that, for United States federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a United States court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for United States federal income tax purposes.

Distributions

If we make distributions of cash or property on our Class A common stock, such distributions will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Amounts not treated as dividends for United States federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-United States Holder’s adjusted tax basis in its Class A common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-United States Holder of our Class A common stock will be subject to United States federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-United States Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). If a Non-United States Holder holds the stock through a financial institution or other intermediary, the Non-United States Holder will be required to provide appropriate documentation to the intermediary, which then will be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. A Non-United States Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-United States Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-United States Holder are effectively connected with the Non-United States Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-United States Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-United States Holder will be exempt from the United States federal withholding tax described above. To claim the exemption, the Non-United States Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-United States Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to United States federal income tax on a net income basis at the regular graduated rates. A Non-United States Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-United States Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-United States Holder will not be subject to United States federal income tax on any gain realized upon the sale or other taxable disposition of Class A our common stock unless:

•	the gain is effectively connected with the Non-United States Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-United States Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-United States Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our Class A common stock constitutes a United States real property interest (“USRPI”) by reason of our status as a United States real property holding corporation (“USRPHC”) for United States federal income tax purposes.

Gain described in the first bullet point above generally will be subject to United States federal income tax on a net income basis at the regular graduated rates. A Non-United States Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items. Gain described in the second bullet point above will be subject to United States federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by United States source capital losses of the Non-United States Holder (even though the individual is not considered a resident of the United States), provided the Non-United States Holder has timely filed United States federal income tax returns with respect to such losses. With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC.

Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-United States real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-United States Holder of our Class A common stock will not be subject to United States federal income tax if our Class A common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-United States Holder owned, actually and constructively, 5% or less of our Class A common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-United States Holder’s holding period.

Non-United States Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our Class A common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-United States status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our Class A common stock paid to the Non-United States Holder, regardless of whether any tax was actually withheld.

In addition, proceeds of the sale or other taxable disposition of our Class A common stock within the United States or conducted through certain United States-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our Class A common stock conducted through a non-United States office of a non-United States broker generally will not be subject to backup withholding or information reporting. Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-United States Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-United States Holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-United States financial institutions and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the United States Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A common stock and will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2019.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A common stock.

PLAN OF DISTRIBUTION

We or any of the selling securityholders may sell the offered shares of our Class A common stock from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

LEGAL MATTERS

Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Houlihan Lokey, Inc. Additional legal matters may be passed upon for us, the selling securityholders or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and schedules of Houlihan Lokey, Inc. as of March 31, 2017 and 2016, and for each of the years in the three-year period ended March 31, 2017, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Class A Common Stock

PRELIMINARY PROSPECTUS SUPPLEMENT

             , 2017